Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ryon Packer, VP

972.664.8072, rpacker@intrusion.com

Intrusion Inc. Announces Effective Date of Reverse Stock Split

Richardson, Texas – March 26, 2004 – Intrusion Inc. (NASDAQ: INTZC), (“Intrusion”) today announced that the four-for-one (4:1) reverse stock split of Intrusion common stock approved at a special meeting held on March 18, 2004, will become effective as of the opening of business on March 29, 2004.  At that time, the trading symbol of Intrusion stock will become “INZCD” for a period of 20 trading days, after which it will return to “INTZC” until Nasdaq informs Intrusion that it has satisfied the requirements of its conditional listing exception.

On January 30, 2004 Intrusion announced that its common stock would continue to be listed on The Nasdaq SmallCap market via an exception from the $1.00 minimum bid price requirement granted by a Nasdaq Listing Qualifications Panel.  While Intrusion failed to meet this requirement as of November 5, 2003, the Company was granted a temporary exception from this standard subject to Intrusion meeting certain conditions, including the completion of the reverse stock split.

In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on The Nasdaq SmallCap Market.  The Company believes that it can meet these conditions, however, there can be no assurance that it will do so.  If at some future date the Company’s securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed in the OTC Bulletin Board.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of the Intrusion SecureNet™ line of leading network intrusion prevention, intrusion detection and regulated information compliance products, as well as deployment technologies and security services for the information-driven economy. The Intrusion SecureNet™ family of network security products for governments and enterprises help protect critical information assets by quickly detecting, analyzing and responding to attacks and the misuse of classified and regulated information. Associated Intrusion SecureNet™

Intrusion Detection® services provide unique value to governments and enterprises in protecting information assets. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance, including, without limitation, statements relating to our ability to regain compliance with the continued listing requirements of The Nasdaq SmallCap Market.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, our ability to meet the conditions for continued listing on The Nasdaq SmallCap Market within the specified times, our ability to comply with all Nasdaq’s continued listing requirements currently and in the future, whether the reverse stock split will have the desired consequences, as well as other risks and uncertainties identified in our Annual Report on Form 10-K, our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 12, 2004 and other filings with the SEC.  Copies of these filings can be obtained from our Investor Relations department.